                                                                   Exhibit 99.1

                                   "JSC SFAT"

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                    WITH INDEPENDENT AUDITORS' REPORT THEREON

CORPORATE INFORMATION

          BOARD MEMBERS                MARTYNCHUK, ANATOLY V.
                                       KUZIN, VLADIMIR I.
                                       PEASE, STEVEN L.
                                       ZABLOTSKY, ALEKSANDR G.
                                       HAPPONEN, PERTTI

          SECRETARY                    HELLEVIG, JON

          AUDITORS                     KPMG

          PRINCIPAL BANKERS            INKOMBANK
                                       INTERNATIONAL MOSCOW BANK
                                       ZHELDORBANK
                                       BANK OF CYPRUS, LTD.
                                       BARCLAYS BANK PLC

          LEGAL ADVISORS               LATHAM & WATKINS, ATTORNEY AT LAW
                                       MILBANK, TWEED, HADLEY & McCLOY

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
CLOSED JOINT STOCK COMPANY SFAT

We have audited the accompanying consolidated balance sheets of the Closed Joint Stock Company, SFAT as of December 31, 1995, and 1994, and the related consolidated statements of income and cash flows for the years then ended on pages 4 to 14. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Accounting. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Closed Joint Stock Company, SFAT as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with International Accounting Standards.

Moscow, Russia
May 24, 1996

                                    JSC SFAT

                          Consolidated Balance Sheets

                 For the years ended December 31, 1995 and 1994

ASSETS                                              1995             1994
- ------                                              ----             ----
Current assets:

Cash and cash equivalents                      $  3,447,718     $ 11,513,081
Trade receivables (note 2)                       41,203,681       20,342,138
Prepaid expenses                                  6,938,571        2,025,335
Investments                                          73,910             --
Other assets (note 3)                             5,408,989        4,153,697
                                               ------------     ------------
     Total current assets                        57,072,869       38,034,251

Long-term investments                               475,747             --
Property, plant and equipment net (note 5)       79,048,745       65,414,031
                                               ------------     ------------
                                                136,597,361      103,448,282
                                               ============     ============

LIABILITIES and SHAREHOLDERS EQUITY

Current Liabilities:

  Accounts payable and accrued expenses          43,900,582       34,469,511
  Advances received from customers                  933,199        1,984,706
  Current potion of long-term debt (note 7)       1,500,000        2,704,341
  Other current liabilities (note 6)              5,176,204        2,003,448
                                               ------------     ------------
     Total current liabilities                   51,509,985       41,162,006

Long-term debt (note 7)                           1,050,000        4,100,000
                                               ------------     ------------
     Total liabilities                           52,559,985       45,262,006

Minority interest SFAT Ryazan (note 4)            4,211,976        4,271,276
Shareholders' Equity
Contributed capital (note 8)                      2,554,563        2,554,563
Restricted retained earnings (note 9)            16,595,668       16,595,668
Retained earnings                                61,058,750       34,764,769
                                               ------------     ------------
     Total retained earnings                     77,654,418       51,360,437

     Treasury shares held                          (383,581)            --
                                               ------------     ------------
     Total Shareholders' Equity                  79,825,400       53,915,000
                                               ------------     ------------
                                               $136,597,361     $103,448,282
                                               ============     ============

          See accompanying notes to consolidated financial statements.

                                    JSC SFAT

                       Consolidated Statements of Income

                 For the years ended December 31, 1995 and 1994

                                                                    1995            1994
                                                                    ----            ----
Revenue (note 12)                                               $ 81,982,328    $ 27,337,069

Costs and expenses                                                25,296,401            --
Railcar production                                                 7,518,360       2,908,477
Operations and support                                             5,425,305       4,452,799
Depreciation                                                      14,040,907       7,535,269
General, selling and administration                             ------------    ------------

     Total costs and expenses                                     52,280,973      14,896,545
                                                                ------------    ------------
      Operating income                                            29,701,355      12,440,524

Other income (expenses):                                             775,144         116,693
  Interest income                                                    697,113         758,570
  Other income                                                      (254,245)       (328,059)
  Interest expense                                                  (529,606)       (148,055)
  Other expenses                                                  (1,406,569)     (2,896,400)
  Foreign currency exchange loss                                ------------    ------------

Income before profit tax                                          28,983,192       9,943,273

Taxation (note 11)                                                (2,406,753)     (1,018,773)
                                                                ------------    ------------
Net income after tax                                              26,576,439       8,924,500

Minority interest in net profit of SFAT Ryazan                        17,542            --
                                                                ------------    ------------
      Consolidated net income after tax and minority interest     26,593,981       8,924,500
                                                                ============    ============
Retained earnings at beginning of year                            51,360,437      42,735,937

Dividends paid                                                          --          (153,000)
          proposed (note 16)                                        (300,000)       (147,000)

Consolidated net income                                           26,593,981       8,924,500
                                                                ------------    ------------
       Retained earnings at end of year                         $ 77,654,418    $ 51,360,437
                                                                 ===========     ===========

          See accompanying notes to consolidated financial statements.

                                    JSC SFAT

                     Consolidated Statements of Cash Flows

                 For the years ended December 31, 1995 and 1994

                                                               1995            1994
                                                               ----            ----
Cash flows from operating activities

Consolidated net income                                   $ 26,593,981    $  8,924,500

Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation                                           5,425,305       4,452,799

Changes in assets and liabilities:
      Increase in trade receivables                        (20,861,543)    (15,951,850)
      Increase in prepaid expenses/other assets             (6,168,528)     (2,599,230)
      Increase in accounts payable and accrued expenses      9,431,071      31,711,314
      Increase/(Decrease) in other liabilities               3,052,756      (1,307,921)
                                                          ------------    ------------
Net cash provided by operating activities                   17,473,042      25,229,612
                                                          ------------    ------------
Cash flows from investing activities

Investments                                                   (549,657)
Capital expenditures                                       (19,060,019)    (18,413,816)
                                                          ------------    ------------
Net cash (used in) investing activities                    (19,609,676)    (18,413,816)

Cash flows from financing activities

Increase/(Decrease) in minority interest                       (59,300)      1,210,598
Decrease in advances received from customers                (1,051,507)       (100,519)
Repayment of long-term debt                                 (4,254,341)     (1,945,659)
Treasury shares held                                          (383,581)           --
Dividends paid                                                (180,000)       (153,000)
                                                          ------------    ------------
Net cash used in financing activities                       (5,928,729)       (988,580)
                                                          ------------    ------------
Net increase/(decrease) in cash                             (8,065,363)      5,827,216

Cash and cash equivalents at beginning of period            11,513,081       5,685,865
                                                          ------------    ------------
Cash and cash equivalents at end of period                $  3,447,718    $ 11,513,081
                                                          ============    ============
Supplementary information

Taxes paid                                                   2,312,890       1,607,581
Interest paid                                                  246,016         285,541

          See accompanying notes to consolidated financial statements.

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

    (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)    DESCRIPTION OF BUSINESS

               The Closed Joint Stock Company (SFAT or the Company) core business are tariff assessment and collection, railcar production, the provision of rail and marine transport services and tankcar repair and paint services. Rail transportation is mainly for viscous and solidified commodities, including oil and chemicals, vegetable oil, liquid soaps, and other similar products. Marine transportation is predominately oil products and is conducted through its subsidiary, "Transpetro Volga." SFAT operates in the Russian Federation, Finland, Estonia, Latvia, Lithuania, Poland and several Western European counties. SFAT also operates railcar tracking information services. Non-core business includes provision of vehicles for rental and horticulture. These activities are immaterial to the financial results of the entity.

        (b)    LEGAL STRUCTURE

               SFAT re-registered from a joint venture to a closed joint stock company in May 1995. This re-registration was to comply with recent company legislation. SFAT is incorporated and registered as a Russian legal entity. The 1994 consolidated financial statements were produced under the old name "SFAT LIMITED." They are the same entity.

        (c)    ACCOUNTS PREPARATION AND PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements are prepared in accordance with the historical cost convention. The financial statements include the financial statements of

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

               SFAT its three wholly-owned subsidiaries, Sovfinamtrans, Finland (SFAT Finland). Sovfinamtrans Estonia (SFAT Estonia), Transfat and its subsidiary SFAT Ryazan (51%). The SFAT Estonia group includes SFAT Estonia and its subsidiary Transwag which is registered in Cyprus. All significant intercompany balances and transactions have been eliminated in consolidation. Tariff revenue is shown net of tariff payments, however, tariff receivables and payables are shown gross due to SFAT's liability to the Ministry of Railways.

        (d)    CASH AND CASH EQUIVALENTS

               Cash consists primarily of bank deposits denominated in US dollars. For purposes of the statements of cash flows and balance sheets, the Company considers all investments with an original maturity of three months or less to be cash equivalents.

        (e)    PROPERTY, PLANT, AND EQUIPMENT

               Property, plant, and equipment are stated at cost less accumulated depreciation. Equipment acquired in Russia roubles, prior to 1992, was denominated in Russian roubles and has been translated using the official exchange rate which differed from market exchange rates. Because of government control of currency exchange rates prior to 1992, there are no reliable market rates for the acquisitions for this time period.

               The useful economic lives of the fixed assets was reviewed in 1995, and depreciation rates were changed to reflect the revised lives. Excluding work in progress, depreciation on plant and equipment is calculated on the straight line method over the useful lives of the assets as follows:

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

                                                     1995              1994
                                                     ----              ----
                                                        $                 $
                  Land and Building                  2-5%              1.2%
                  Equipment for Leasing                8%              6.4%
                  Automobiles                         20%             14.3%
                  Other Fixed Assets            10 to 30%         10 to 30%

        (f)    INVENTORY

               Inventory is stated at the lower of cost or net realisable value. Inventory is composed predominately of materials and spare parts.

        (g)    TRANSLATION TO REPORTING CURRENCY

               The Company's functional and reporting currency is the US dollar
               (US) as virtually all service revenues are billed and collect in US dollars. The Company uses the temporal method of translating transactions and balances denominated in a currency other than the reporting currency. Under this method:

               (i) monetary items are translated at the relevant exchange rates prevailing at the balance sheet dates;

               (ii) non-monetary items are translated at historic exchange rates; and

               (iii) revenue and expense (other than depreciation and amortization) are translated at official rates of exchange at the time the transaction occurs.

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

        (2)  TRADE RECEIVABLES

                                                             1995             1994
                                                             ----             ----
                                                                $                $
             Trade receivables                         40,246,263       20,612,966
             Amounts due from related companies         1,068,605                -
             Bad debt provision                          (111,187)        (270,828)
                                                      ------------      -----------
             Total                                     41,203,681       20,342,138
                                                      ============      ===========

             PRINCIPAL RECEIVABLES

                                                             1995             1994
                                                             ----             ----
                                                                $                $
             Telf AG                                    8,473,944        1,532,985
             IPCO                                       3,277,781                -
             LUKoil                                     3,202,281                -
             Novoil                                     3,130,978        1,528,782
             Other                                     22,161,279       17,551,199
                                                       ----------       ----------
             Total                                     40,246,263       20,612,966
                                                       ==========       ==========

        All trade receivables are due within a year. The bad debt provision is based on the payment records of the debtor and the assessed potential and probable risk of default.

        (3)  OTHER ASSETS

             Other assets consists of the following:

                                                            1995              1994
                                                            ----              ----
                                                               $                 $
             VAT recoverable                           3,226,757         2,793,589
             Inventory                                   840,354           295,068
             Other                                     1,341,878         1,065,040
                                                       ---------         ---------
             Total                                     5,408,989         4,153,697
                                                       =========         =========

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

        (4)  RYAZAN PAINT AND REPAIR FACILITY (SFAT RYAZAN)

             SFAT owns 51% of the SFAT Ryazan joint venture, the assets, liabilities, and results of the joint venture have been consolidated with SFAT. The Ryazan facility was established in 1993 as a joint venture with the Ryazan oil refinery and became fully operational in 1994.

             The Ryazan paint factory has recorded total contributions of $8,916,584 of which $4,645,308 was contributed by SFAT and $4,271,276 was contributed by the Ryazan Oil Refinery. The minority interest in SFAT Ryazan in 1995 decreased due to losses from 1994.

             SFAT has included in land and building and other equipment, assets with a cost of $5,520,301 which will be used in phase two of the Ryazan project. This work is ongoing and will increase the production capacity of the factory. Phase two will allow assembly of the railcars to be completed in the facility.

             See Note 14 for Ryazan's profits in 1995.

        (5)  PROPERTY, PLANT AND EQUIPMENT

                                  LAND AND       EQUIPMENT                          OTHER
                                  BUILDINGS      FOR LEASING    AUTOMOBILES         EQUIPMENT           TOTAL
                                  ---------      -----------    -----------         ---------           -----
           Cost
                                          $                $              $                 $                $

           Opening balance        7,974,030       61,159,129        502,356         6,732,068       76,357,583

           Additions              6,930,160        5,388,476        395,455         6,433,763       19.147,854

           Disposals                (21,470)         (57,730)        (5,100)          (47,326)        (131,626)

           Transfers                148,744                -              -          (148,744)               -
                                 ----------       ----------        -------        ----------       ----------
           Closing balance       15,301,464       66,489,875        892,711        12,969,761       95,383,811
                                 ==========       ==========        =======        ==========       ==========

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

           ACCUMULATED
           DEPRECIATION

                                    LAND AND        EQUIPMENT                            OTHER
                                   BUILDINGS      FOR LEASING     AUTOMOBILES        EQUIPMENT           TOTAL
                                   ---------      -----------     -----------        ---------           -----
                                           $                $               $                $               $

           Opening balance            79,995       10,133,490         176,280          563,787      10,953,552

           Charge for one year       188,219        4,646,028          88,834          502,224       5,425,305

           Disposals                  (2,691)         (13,382)           (122)         (27,586)        (43,791)

           Transfers                   4,462                -               -           (4,462)              -
                                  ----------       ----------         -------       ----------      ----------
           Closing balance           269,985       14,766,136         264,992        1,033,953      16,335,066
                                  ==========       ==========         =======       ==========      ==========

           NET BALANCE 1995       14,761,479       51,723,739         627,719       11,935,808      79,048,745

           NET BALANCE 1994        7,894,035       51,025,639         326,076        6,168,281      65,414,031


        Included in land and buildings is work in progress of $5,929,631. In other equipment work in progress is 7,029,979 (1994: $1,646,434). This relates mainly to construction projects and parts and equipment to be used in the production of railcars and is not depreciated.

        (6)  OTHER CURRENT LIABILITIES

             Other current liabilities consists of the following:

                                                            1995              1994
                                                               $                 $
             Dividends                                   567,000           447,000
             Repairs and maintenance                   1,372,554         1,173,244
             Taxation                                  2,494,001           197,960
             Other                                       742,649           185,244
                                                       ---------         ---------
             Total                                     5,176,294         2,003,448
                                                       =========         =========

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

        (6)  OTHER CURRENT LIABILITIES

             Other current liabilities consists of the following:

                                                           1995              1994
                                                           ----              ----
                                                              $                 $
             Dividends                                  567,000           447,000
             Repairs and maintenance                  1,372,554         1,173,244
             Taxation                                 2,494,001           197,960
             Other                                      742,649           185,244
                                                      ---------         ---------
             Total                                    5,176,294         2,003,448
                                                      =========         =========


        (7)  LONG-TERM DEBT

             Long-term debt consists of the following:

                                                                  1995              1994
                                                                  ----              ----
                                                                     $                 $
             Postipankki Ltd. interest variable
             based on Libor plus 1% and
             payable $750,000 semi-annually,
             secured on real estate                          2,250,000         3,750,000

             Saratov long-term advance, no
             interest, principal repayable by
             July 2001 unsecured                                     -         1,937,269

             Ufimsky long-term advance, no
             interest, principal repayable by
             July 1998, unsecured                              300,000         1,117,072

             Less:  Current portion                         (1,500,000)       (2,704,341)
                                                             ---------         ---------
             Total                                           1,050,000         4,100,000
                                                             =========         =========

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

               With the exception of the loan from Postipankki Ltd., long-term debt represents long-term advances received from customer. The loan from Postipankki Ltd. represents a commercial loan.

        (8)    CONTRIBUTED CAPITAL

               The following represents the shareholders and contributed capital:

                                                 HOLDING US AT
                                                   31 DECEMBER         1995               1994
                                                 -------------         ----               ----
                                                                          $                  $

                 Ministry of Railways
                  of the Russian
                   Federation                        40%          1,021,638          1,021,638

                 Neftek Holdings                     25%            638,525            638,525

                 Transcisco Trading
                   Company                           20%            510,819            510,819

                 Treasury Shares                     15%            383,581            383,581
                                                                  ---------          ---------
                 Total                                            2,554,563          2,554,563
                                                                  =========          =========

               All capital contributions were made in Russian roubles. The US equivalent is based on the official exchange rate at the time of the contribution. Because of government control of currency exchange rates in 1989, there is no reliable market exchange rate for the translation of the capital contributions. The shares are all ordinary shares and have equal voting rights. Treasury shares have been deducted from equity in 1995. contribution.

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

               Because of government control of currency exchange rates in 1989, there is no reliable market exchange rate for the translation of the capital contributions. The shares are all ordinary shares and have equal voting rights. Treasury shares have been deducted from equity in 1995.

               In 1994, Haka-Stroi Oy, a shareholder with 15% of the company, filed for bankruptcy under Finnish law and sold its shares to SFAT. These shares are currently held by Transwag, which is a subsidiary of the Estonia Group, pending their sale to a third party, and thus these shares are Treasury Stock of the SFAT Group at the balance sheet date.

               As mentioned in the accounting policies note, the company re-registered as a joint stock company in 1995. The rouble share capital was increased but the dollar and percentage ownership remained unchanged. The ministry of Railways which held the shares transferred the shares to "Zheldorraschet." The company is 100% owned by the Ministry of Railways and transfer is for internal ministry purposes only. During the year, VAO Neftekhimexport transferred its holding in SFAT to Neftek holdings. Neftek holdings is a private company.

        (9)    RETAINED EARNINGS

               Prior to 1993. a portion of retained earnings was allocated to both capital and research and development funding. This amount is presently unavailable for distribution to shareholders. To release the funds for other purposes, a decision by the board of directors is required. At December 31, 1995, the Company had in the fund earnings of $16,595,668, (1994: $16,595,668).

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

        (10)   RELATED PARTY TRANSACTION

               Under the terms of a sub-license agreement for certain patented Uni-Temp technology, SFAT was required to purchase half its requirements for railcar components incorporating the Uni-Temp technology from the sub-licensor, subject to minimum quantities. In exchange for a one-time payment of USD $5,000,000, SFAT acquired from the sub-licensor the right of the sub-licensor to require SFAT to purchase minimum quantities.

               Transcisco Trading Company provided SFAT services to the value of $218,886 (1994: $69,786).

               A director of SFAT was paid remuneration and consultancy fees to the value of $107,586 for services provided to the company above and beyond that of his director position. Two directors of a subsidiary company were paid similar fees to the value of $42,000. Two companies, Railcar Specialties Finland, Ltd., and FA Rail Services provided materials to the cumulate value of $1,032,813. Mr. Pertti Happoneon is a director of both of these companies in addition to being a director of Transwag and other subsidiaries.

               The Ministry of Railways charges users a tariff for the usage of the Russian Federation railway system. SFAT collects certain tariff's for the Ministry of Railways, who is one or its main shareholders.

        (11)   TAXES

                                                                  1995              1994
                                                                  ----              ----
                                                                     $                 $
               Profits taxation                              2,296,753         1,018,773
               Deferred taxation                               110,000                 -
                                                             ---------         ---------
               Total                                         2,406,753         1,018,773
                                                             =========         =========

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

        (12)   BUSINESS AND CREDIT CONCENTRATIONS

               Virtually all of the Company's operations occur in Russian and the former Soviet Union. The top five customers of the Company comprise approximately 60% of revenues.

                                                                  1995              1994
                                                                  ----              ----
                                                                     $                 $
               Railcar sales                                30,749,520
               Rail rental                                  24,679,037        23,545,005
               Tariffs                                      23,918,563         3,267,340
               Maine                                         1,376,000                 -
               Other                                         1,259,208           524,724
                                                            ----------        ----------
               Total                                        81,982,328        27,337,069
                                                            ==========        ==========

        (13)   SUBSEQUENT EVENTS

               In January 1996, SFAT Finland and SFAT Estonia were sold to the company Finnish Russian Rail Services for $ 73,910. Effective control is maintained through an option to buy back these companies in the purchase agreement. A service agreement has been signed with Finnish Russian Rail Services whereby 85% of all profits from these companies are given to the SFAT group.

               In April 1996, the Company and the European Bank for Reconstruction and Development (EBRD) agreed to sell to the EBRD 10% of the share capital for $12,000,000 and to receive a loan for $30,000,000 for the construction of new railcars.

        (14)   INVESTMENTS

               Significant parent Company investments which are eliminated on consolidation, and their contribution to group income for the year ended December 31, 1995 are:

                                    JSC SFAT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

- --------------------------------------------------------------------------------

                                                    COST OF           CONTRIBUTION
              INVESTMENTS         % OWNERSHIP       INVESTMENT        TO INCOME
              -----------         -----------       ----------        ------------
                                                             $                $

              SFAT Finland           100%               24,000           80,941

              SFAT Estonia           100%               50,000          389,650

              SFAT Ryazan             51%            4,645,308           35,800

              Transfat               100%           17,953,030         (718,726)

              Transwag               100%               19,920       25,371,282

               Note that Transwag, a subsidiary of SFAT Estonia, is disclosed here separately.

        (15)   EMPLOYEES

               At year end 1995, the group had 363 employees. At year end 1994, the group had 164 employees.

        (16)   DIVIDENDS

               Dividends proposed will be paid in 1996. They have not been paid at the approval date of the accounts.